Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

April 26, 2005

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's first quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our president.

Tom will begin with comments regarding overall trends and direction for our business. I will then provide a financial review of the quarter, and Tom will conclude with some comments on our outlook for 2005. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ Comments

Thanks Joel.

This morning we reported first quarter results that were in line with our expectations as income from continuing operations was $0.08 per share, up from $0.04 per share, in the first quarter of 2004.

Most of the operational issues that plagued us last year have been addressed and are now largely behind us. After negatively impacting our Paperboard Packaging results in 2004, our two new plants in Germany are now producing more favorable returns. The issues that we were having with new presses at several locations have all been resolved except for our Bradford, England operation. We expect the press reinstallation at Bradford to be completed in the second quarter and that should favorably impact results in international and branded packaging as we head into its peak season.

We also realized a significant decrease in our debt service costs in the first quarter of 2005, primarily due to our refinancing activities in 2004.

There has been a noticeable pick-up in M & A activity over the last few months, both in our industry and in world markets in general. Consolidation among our customers continues with Boots Group in the U.K. recently announcing plans to sell its International Healthcare business. Customer consolidation in the pharmaceutical and healthcare industry has been significant over the past several years and we have often been the beneficiary of supplier rationalization, as our customers look to larger suppliers to satisfy their packaging requirements. While there is of course no way to foresee how these rationalization efforts may affect us, we believe our extensive pan-European manufacturing network and customer service capability will continue to position us favorably against our competition.

You may have noticed last week that we announced the sale of the assets of our French wine and spirits label operation. The challenging trends in the French wine industry over recent years have had a negative impact on our profitability, and this business has consistently been in a loss position. After considering available options, we determined that a sale of the assets was the appropriate solution. We will recognize a non-cash loss on the sale of $3.5 million in the second quarter, we expect that the sale will be accretive to our earnings beginning in the second half of 2005.

We are continuing to evaluate improvement opportunities in our other under-performing operations, and will keep you informed when any further decisions are made.

With that brief overview, I'll turn the call over to Joel Mostrom, our Chief Financial Officer, to provide additional detail on our first quarter results and current market conditions. I'll return after that to discuss our thoughts on the remainder of 2005, before we take your questions.

JKM COMMENTS

Thanks Tom.

As we reported earlier today, net income from continuing operations for the first quarter of 2005 was $1.6 million, or $0.08 per share, compared to net income from continuing operations for the first quarter of 2004 of $700,000, or $0.04 per share. The first quarter of 2005 also included a gain on the disposal of discontinued operations of $700,000, or $0.04 per share, resulting from the reduction of the liability for contractual obligations related to the sale of a former business segment. Including discontinued operations net income for the quarter was $2.3 million, or $.12 per share.

Overall, in the first quarter of 2005 we continued to benefit from reduced interest expense and favorable currency exchange rates, but we were also negatively impacted by increased pension costs. I'll go over these items in more detail, as well as our segment results for the quarter, starting with our Paperboard Packaging segment.

First quarter net sales of $221.7 million for the Paperboard Packaging segment were up $2.6 million, or 1%, when compared to net sales for the first quarter of 2004. However, excluding the impact of changes in foreign currency exchange rates, net sales were down 3% for the quarter. Volume declines in pharmaceutical and healthcare packaging as well as food and household packaging were partially offset by increased volume in international and branded packaging. Pharmaceutical and healthcare packaging sales lagged a strong first quarter in 2004, however the results were in line with our expectations. Price competition in the food and household packaging market remains intense, and we are continuing to forego some new business opportunities, as the profit margins on these sales do not justify the business opportunity. On a positive note, we experienced increased volume in international and branded packaging in the first quarter of 2005 and we are encouraged by a pick up in new design activity in confectionary packaging. The demand for alcoholic drinks packaging remains strong following the market weakness experienced in the first quarter of 2004 and confectionary volumes were also up on a year over year basis. Also tobacco packaging turned in a solid performance even though there has been no improvement in our customers' exports to Asian markets.

The Paperboard Packaging segment's EBIT for the first quarter of 2005 was $10.6 million, a decrease of $500,000, or 5%, compared to the first quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, EBIT was down 8% for the quarter. As we mentioned last quarter, pension expense for 2005 is estimated to be significantly higher than in 2004. A large part of the pension expense is in the Paperboard Packaging segment, where the expense for the first quarter of 2005 has increased over $1 million from the first quarter of 2004. EBIT for the pharmaceutical packaging market also declined for the first quarter of 2005, primarily as a result of reduced sales volume when compared to a very strong first quarter 2004. With the exception of food and household, EBIT across our other markets in the Paperboard Packaging segment has generally improved year over year. The improvement for tobacco and international and branded packaging is primarily a result of the increased sales volumes and improved operating results in our two new German facilities. During the first quarter of 2004, we incurred about $1.4 million of start-up costs related to these two facilities.

In our Plastic Packaging segment net sales for the first quarter of 2005 were $50.7 million, an increase of $6.2 million, or 14%, compared to the first quarter of 2004. Excluding the impact of changes in foreign currency exchange rates, net sales were up about 8% for the first quarter of 2005 compared to 2004. Most of our markets within our Plastic Packaging segment had improved sales volumes for the first quarter of 2005. The specialty chemical packaging market is continuing to perform well and experienced strong demand both from its existing customer base, as well as from new customers. The South African beverage business also had a solid performance during its seasonal peak period and the Irish beverage business had solid results despite slightly reduced volume on a year over year basis.

EBIT for the Plastic Packaging segment increased to $5.4 million in the first quarter of 2005, an increase of $300,000, or about 6%, over the first quarter of 2004. However, excluding the impact of changes in foreign currency exchange rates, EBIT was flat for the first quarter of 2005 compared to 2004. During the first quarter, increased sales in specialty chemical packaging were offset by a less favorable mix of products in food and beverage packaging and a lag in recovery of resin price increases. Although the resin and polymer prices have been volatile, we feel our management team is doing a good job in managing this exposure. As we have mentioned before, most of our customer contracts include provisions for passing through increased raw material costs.

Net interest expense for the first quarter of 2005 was $8.9 million, down $2.4 million, or 21%, from the first quarter of 2004. The decrease in interest expense is a result of our financing initiatives in 2004. The benefits of these refinancing activities were partially offset by changes in currency translation rates that caused interest expense to increase about $200,000 for the first quarter of 2005.

Total debt, net of cash, at the end of the first quarter of 2005 was about $366 million, down from $375 million at the end of 2004. Excluding the impact of changes in currency translation rates, net debt was flat when compared to the end of 2004.

Net cash provided by operating activities was $10.9 million for the first quarter of 2005, compared to $43.1 million for the first quarter of 2004. The first quarter of 2004 included the receipt of a $17.4 million IRS tax refund and the receipt of $6.4 million for the termination of interest rate swaps. The remaining decline in net cash provided by operating activities was primarily due to temporary increases in working capital. Capital spending for the first quarter of 2005 was $6.8 million, down from about $11.9 million in the first quarter of 2004, primarily as a result of payments made in 2004 for our two new German facilities.

As Tom mentioned, we announced the sale of our French wine and spirit label business in the second quarter of 2005. The transaction is a sale of substantially all of the assets of the operation for approximately $1.5 million, and an assumption by the buyer of certain obligations, including a lease for the facility and substantially all of the post-closing employee obligations and contracts. While this sale will result in a pre-tax and after-tax, non cash loss of $3.5 million we will receive approximately $1.5 million in cash and eliminate a loss-generating operation.

Now I will turn the call back to Tom for some closing remarks and our outlook for the remainder of 2005.

THJ COMMENTS

Thanks Joel. Before we get to your questions, there are a couple of other topics I would like to cover.

2005 is a very significant year for our Paperboard segment. Our goal is to reverse the prior year margin decline and significantly improve our operational performance. Part of this focus is clearly aimed at rapidly improving the profit picture from our two new German plants and improving results in International and Branded packaging. In addition to these costs and productivity actions, our attention to marketing and innovation programs to grow our business is equally important. For example, to further strengthen our market-leading position in Europe, we recently launched a design studio and product development group dedicated to our pharmaceutical and healthcare packaging business. This "Innovation Center" is located at our plant in Nottingham, England and will be focused on graphic, structural design and new product development specifically for pharma and healthcare. Growth of the over the counter market is increasing the importance of branding and shelf presence, and we can offer customers exceptional design expertise and capabilities to differentiate and strengthen their brands through innovative packaging.

As we have stated previously, 2005 will be an important management transition period for Chesapeake. We have already announced several senior level changes, and we are now making progress toward identifying key personnel for important roles at the next levels. We continue to expect this transition to be smooth and orderly and completed this year.

In closing, let me re-confirm our earnings, cash flow and capital spending guidance for 2005. We've had a good start to the year and we expect earnings per share in the $0.90 to $1.20 range before any gains or losses related to business divestitures and plant closures. Our net cash provided by operating activities is estimated to range between $70 million and $90 million and our capital spending is projected to range between $40 million and $50 million.

Now, we would be happy to address your questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 8517944).

This concludes today's call. Thank you for participating.